Amendment no. 2 To Credit Agreement

This amendment no. 2 to credit agreement (this “Amendment”) is made effective as of March 1, 2006 (the “Effective Date”), by and between Neose Technologies, Inc. (the “Borrower”) and Brown Brothers Harriman & Co. (the “Bank”).

Background

Whereas, pursuant to a Credit Agreement dated as of January 30, 2004, by and between the Bank and the Borrower, as amended by Amendment No. 1 dated March 8, 2005 (the “Credit Agreement”), the Bank agreed, inter alia, to provide to the Borrower a credit facility in the maximum aggregate principal amount of $9,000,000 (the “Loan”).

Whereas, the Borrower has requested that the Bank make certain amendments and modifications to the Credit Agreement, including, without limitation, reducing the liquidity requirements set forth in the Credit Agreement, and the Lender has agreed to such modifications under the terms and conditions herein set forth. Any capitalized terms not defined herein shall have the meaning assigned to them in the Credit Agreement.

Terms

Now, therefore, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Interest. Section 2.2(d) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(d) Interest. The outstanding principal amount of the Term Loan Note shall bear interest at Borrower’s option, at: (1) the As-Offered Fixed Rate; or (2) LIBOR plus 5.00% (provided, however, that if Borrower fails to maintain Liquidity of at least $18,000,000, based on Bank’s determination (in its sole discretion), then option (2) shall be LIBOR plus 5.50%). Borrower shall provide Bank with telephonic notice prior to the initial advance of the Term Loan and, if applicable, not less than 2 Business Days prior to the last day of each LIBOR Term or As-Offered Fixed Rate Term, as the case may be, of Borrower’s selection of a rate option and term, which telephonic notice shall be promptly confirmed in writing. In the absence of such notice, the interest rate on the Term Loan Note shall continue at the LIBOR rate as provided herein, or, in the event a LIBOR rate is not available, the Base Rate plus 2.50% (or, if Borrower’s Liquidity is less than $18,000,000, the Base Rate plus 3.00%). Interest shall be due and payable to Bank quarterly on each Interest Payment Date.

2.	Maturity. The following is added as a final sentence to Section 2.2(e) of the Credit Agreement:

In addition to the foregoing, Borrower may be required to make certain additional principal payments pursuant to Section 5.12.

3.	Optional Prepayments. The first two sentences of Section 2.2(f) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

The principal of the Term Loan Note, with respect to an As-Offered Fixed Rate Loan, may be prepaid in whole or in part (but if in part only in amounts of $100,000 or integral multiples of $25,000 in excess thereof) at any time, by Borrower upon three Business Days’ written notice to Bank, which prepayment shall be subject to the applicable prepayment premium set forth in subsection (g) below. The principal of the Term Loan Note, with respect to a LIBOR-based interest rate Loan or a Base Rate-based interest rate Loan, as the case may be, may be prepaid in whole or in part (but if in part only in amounts of $100,000 or integral multiples of $25,000 in excess thereof) at the end of the applicable LIBOR Term or term of a Base Rate-based interest rate Loan, by Borrower upon three Business Days’ written notice to Bank, which prepayment shall be subject to the applicable prepayment premium set forth in subsection (g) below. No partial prepayment shall reduce Borrower’s obligation to make principal payments next becoming due under the Term Loan Note, but shall reduce such principal payment obligations in reverse order of due date.

4.	Prepayment Premium. The following subsection (g) is hereby added to Section 2.2 of the Credit Agreement.

(g) Prepayment Premium. Based on the amount of Loans prepaid, the following prepayment premium shall apply: (a) if the prepayment occurs on or before June 30, 2006, three percent (3.0%) of the principal amount prepaid; (b) if the prepayment occurs after June 30, 2006 but on or before December 31, 2006, two percent (2.0%) of the principal amount prepaid; and (c) if the prepayment occurs after December 31, 2006 but on or before termination of the Credit Agreement, one percent (1.0%) of the principal amount prepaid. Any such prepayment premium shall be paid by Borrower to Bank at the time of the applicable prepayment.

5.	Liquidity. Section 5.12 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Section 5.12 Liquidity; Grant of Security Interest.

(a) Within 14 days after the Second Advance, Borrower shall have deposited all of its Financial Assets, other than $100,000, in account(s) maintained by the Bank and/or its affiliates. Thereafter, Borrower shall keep and maintain all of its Financial Assets, other than $100,000, in an account or accounts with the Bank and/or its affiliates except as may be necessary to fund the Borrower’s business, or as otherwise consented to in writing by Bank.

(b) If Borrower fails to maintain Liquidity of at least $12,000,000, based on Bank’s determination (in its sole discretion), Bank may require, in its sole discretion, that Borrower make a payment to reduce the principal of the Term Loan Note to no more than $5,000,000.

(c) If Borrower fails to maintain Liquidity of at least $10,000,000, based on Bank’s determination (in its sole discretion), Bank may require, in its sole discretion, that Borrower make a payment to reduce the principal of the Term Loan Note to no more than $4,000,000.

(d) Borrower hereby creates and grants to Bank and its affiliates a security interest in and lien upon the Liquidity, provided that such security interest and lien shall attach and become perfected upon the earlier of (i) Bank’s receipt of notice from a Person that has provided Capital Lease financing to Borrower, which notice evidences such Person’s commencement of, or intention to commence, foreclosure or other action against the Borrower or such equipment, or (ii) commencement by a Person that has provided Capital Lease financing to Borrower of foreclosure or other action against the Borrower or the financed equipment; and further provided that such security interest and lien shall be limited to an amount equal to the outstanding balance of the Loan at the time of such attachment and perfection, and all other amounts due and payable under this Agreement. Borrower hereby authorizes Bank to file and record, and agrees and covenants that it will execute and deliver to Bank, any and all such UCC financing statements, agreements, documents, instruments and/or certificates necessary for the perfection of such security interest and lien.

(e) Any payments required pursuant to Sections 5.12(b) or 5.12(c) shall not be subject to any prepayment premium set forth elsewhere in this Credit Agreement.

6.	Additional Event of Default. Section 6.1(n) is amended to remove the word “or” following the semi-colon at the end of such section, Section 6.1(o) is amended to replace the period at the end of such section with “; or” and the following is added as a new Section 6.1(p) to the Credit Agreement:

(p) Borrower fails to maintain Liquidity of at least $5,000,000, based on Bank’s determination (in its sole discretion).

7.	Nullification of Additional Collateral Requirement. The Additional Collateral requirement in Section 5.12 is hereby deleted and all references to “Additional Collateral” in the Credit Agreement are hereby removed and shall have no further force or effect.

8.	Further Assurances. The Bank and the Borrower agree to take all action, including the execution of all documents, necessary to amend the Montgomery County Industrial Development Authority $1,000,000 Variable Rate Revenue Bond (Neose Technologies, Inc. Project) Series 2004 and all documents related thereto (collectively, the “Bond”) in order to:

8.1	Increase the interest rate payable on the Bond (retroactive to the Effective Date) by 200 basis points, with such additional interest to be paid by Borrower with the next interest payment after execution of such documents; and

8.2	Replace all provisions requiring the payment of “breakage costs” upon the redemption of the Bond with like provisions requiring the payment of the prepayment premiums set forth in Section 2.2(g) of the Credit Agreement (as defined in the Agreement).

9.	Miscellaneous.

9.1	Representations and Warranties; No Event of Default; Consents; Due Authorization. Borrower hereby certifies that: (a) all of its representations and warranties in the Loan Documents are: (i) true and correct as of the date of this Amendment (except to the extent such representations and warranties specifically relate to a prior date), (ii) ratified and confirmed without condition as if made anew, and (iii) incorporated into this Amendment by reference, (b) no Event of Default or event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default, exists under any Loan Document, (c) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment and/or the enforceability hereof, and (d) this Amendment has been duly authorized, executed and delivered so that it constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms.

9.2	Obligations Due and Owing. Borrower acknowledges, confirms and agrees that as of the date of this Amendment the Loan and obligations arising therefrom remain outstanding and unconditionally owing by Borrower to Bank without defense, set-off, counterclaim, discount or charge of any kind.

9.3	Confirmation of Liens and Right of Set-Off. Borrower hereby acknowledges, confirms and agrees that (a) any collateral for the Loan, including liens, security interests, mortgages, and pledges granted by Borrower or third parties (if applicable), and (b) Bank’s right of set-off under Section 8.2 of the Credit Agreement, shall continue unimpaired and in full force and effect, and shall cover and secure the Loan and all of Borrower’s existing and future obligations to Bank, as modified by this Amendment.

9.4	Ratification and Confirmation of Indemnification, Waiver of Jury Trial and Confession of Judgment Provisions. Borrower hereby ratifies and confirms the indemnification, waiver of jury trial and confession of judgment provisions contained in the Loan Documents.

9.5	Payment of Bank’s Expenses. Without limiting other payment obligations of Borrower set forth in the Loan Documents, Borrower agrees to pay all costs and expenses incurred by Bank in connection with the preparation, negotiation, execution and delivery of this Amendment and any other agreements, instruments and/or other documents which may be delivered in connection herewith, including, without limitation, the fees and expenses of Bank’s counsel, Stradley Ronon Stevens & Young, LLP.

9.6	Conditions to Effectiveness of Amendment. This Amendment shall be effective upon the Bank’s receipt of this Amendment, duly executed by the Borrower and the Bank.

9.7	Inconsistencies. To the extent of any inconsistency between the terms, conditions and provisions of this Amendment and the terms, conditions and provisions of the Credit Agreement, the terms, conditions and provisions of this Amendment shall prevail. All terms, conditions and provisions of the Credit Agreement not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by the Borrower and the Bank.

9.8	Construction. All references to the Credit Agreement therein shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

9.9	Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.10	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to its choice of law doctrines.

9.11	Headings. The headings of the sections of this Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Amendment.

9.12	Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all of the signatures on such counterparts appeared on one document and each counterpart shall be deemed an original.

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In witness whereof, the parties hereto by their respective duly authorized officers, have executed this Amendment as of the Effective Date.

Neose Technologies, Inc.

By: /s/ A. Brian Davis
Name: A. Brian Davis
Title: Senior Vice President and CFO

Brown Brothers Harriman & Co.

By: /s/ J. Clark O’Donoghue

Name: Title:	J. Clark O’Donoghue Managing Director